Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, dated November 7, 2018, to the Special Committee of the Board of Directors of Asterias Biotherapeutics, Inc. (“Asterias”) included as Exhibit 99.2 to the Joint Proxy Statement/Prospectus of BioTime, Inc. (“BioTime”) and Asterias which forms a part of the Registration Statement on Form S-4 of BioTime (the “Registration Statement”) and the references to our firm in such Registration Statement under the heading(s) “SUMMARY – Opinion of Asterias’ Financial Advisor,” “RISK FACTORS — The fairness opinions obtained by the BioTime Special Committee and the Asterias Special Committee from their respective financial advisors will not be updated to reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger,” “RISK FACTORS — The prospective financial forecasts for Asterias included in this joint proxy statement/prospectus reflect Asterias management estimates and Asterias’ actual performance may differ materially from the prospective financial forecasts included in this joint proxy statement/prospectus,” “THE MERGER – The Asterias Special Committee,” “THE MERGER — The Asterias Board recommends (by unanimous vote of the disinterested members of the Asterias Board, with Alfred D. Kingsley and Michael H. Mulroy recusing themselves from the vote) that you vote “FOR” the adoption of the Merger Agreement,” and “THE MERGER – Opinion of Asterias’ Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, not do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: January 4, 2019

/s/ Stuart Barich
Name:	Stuart Barich
Title:	Managing Director